                           DEP CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED CONDENSED STATEMENTS OF
                          COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Years ended July 31,
                                                 -------------------------------------
                                                   1996           1995          1994
                                                 ---------     ---------      ---------
Net loss                                         ($7,958)      ($26,958)       ($3,583)
                                                 ---------     ---------      ---------
                                                 ---------     ---------      ---------
Shares:
 Weighted average shares outstanding               6,250          6,244          6,227
 Shares issuable from assumed exercise of
   outstanding options                                 -              -             23
                                                 ---------     ---------      ---------

 Adjusted weighted average shares outstanding      6,250          6,244          6,250
                                                 ---------     ---------      ---------
                                                 ---------     ---------      ---------
Loss per share                                    ($1.27)        ($4.32)        ($0.57)
                                                 ---------     ---------      ---------
                                                 ---------     ---------      ---------

Fully diluted shares are not shown because there is no difference between primary and fully diluted.

                                           Exhibit 11



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